EXHIBIT E 1

ARTIO GLOBAL INVESTMENT FUNDS
AMENDMENT TO THE
AMENDED AND RESTATED DISTRIBUTION AGREEMENT

          THIS AMENDMENT, dated as of this 16th day of December, 2010, to the Amended and Restated Distribution Agreement, originally dated as of July 19, 2004, amended and restated as of July 1, 2009 and June 14, 2010 (the “Agreement”), is entered into by and between ARTIO GLOBAL INVESTMENT FUNDS, a Massachusetts trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Section 10 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ARTIO GLOBAL INVESTMENT FUNDS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Alex Bogaenko	By:	/s/ Teresa Cowan

Name: Alex Bogaenko		Name: Teresa Cowan
Title: Treasurer		Title: Vice President

By:	/s/ John Whilesmith

Name: John Whilesmith
Title: Secretary

Amended Exhibit A
to the
Amended and Restated Distribution Agreement

Fund Names

Separate Series of
ARTIO GLOBAL INVESTMENT FUNDS

Name of Series
Artio International Equity Fund
Artio International Equity Fund II
Artio Total Return Bond Fund
Artio Global High Income Fund
Artio U.S. Microcap Fund
Artio U.S. Smallcap Fund
Artio U.S. Midcap Fund
Artio U.S. Multicap Fund
Artio Local Emerging Markets Debt Fund